Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 3, 2018 – Griffon Corporation (NYSE:GFF) (the “Company” or “Griffon”) today reported results for the second fiscal quarter ended March 31, 2018.

Revenue was $478.6 million, an increase of 25% from the prior year quarter. Home & Building Products (“HBP”) revenue increased 39% and, as expected, Telephonics Corporation ("Telephonics") revenue decreased 16% compared to the prior year quarter.

Income from continuing operations was $2.0 million, or $0.05 per share, compared to $2.0 million, or $0.05 per share, in the prior year quarter. Current quarter results included acquisition related costs of $0.8 million ($0.4 million, net of tax, or $0.01 per share) and a provision, net, for certain tax items which affect comparability (see tax section below) of $0.4 million, or $0.01 per share. The prior year quarter results included a discrete tax provision, net, of $0.5 million, or $0.01 per share. Excluding these items from the respective quarterly results, income from continuing operations would have been $2.7 million, or $0.06 per share, compared to $2.4 million, or $0.06 per share, in the prior year quarter.
Segment adjusted EBITDA was $43.8 million, an increase of 11% from the prior year quarter primarily driven by HBP revenue growth, partially offset by the impact of Telephonics' revenue decline. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable.
Ronald J. Kramer, Chairman and CEO, commented, "We are pleased with our solid performance this quarter and are poised for a strong second half. Our HBP team continues to integrate our recent acquisitions, ClosetMaid, Kelkay, Harper Brush, Tuscan Path and La Hacienda, driving a 39% and 44% year-over-year increase in both revenue and adjusted EBITDA, respectively. Our defense electronics business, Telephonics, ended the second quarter with an increase in backlog to $358 million, confirming our expectation for an improved business environment for the second half of fiscal 2018."
Earlier today, Griffon announced CBP entered into a definitive agreement to acquire CornellCookson, Inc. ("CornellCookson"), a leading US manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional and retail use, for $180 million. After taking into account tax benefits resulting from the transaction, the effective purchase price is approximately $170 million. CornellCookson is expected to generate approximately $200 million in revenue and $0.15 in earnings per share in the first twelve months after the acquisition. The transaction is subject to regulatory approval and customary closing conditions and is expected to close in June 2018.

Kramer added, "The acquisition of CornellCookson significantly expands Clopay's existing portfolio of residential and commercial sectional doors with industry leading brands and products which positions us for continued growth and enhanced profitability."

Segment Operating Results
Home & Building Products
Revenue was $396.3 million, an increase of 39% compared to the prior year quarter primarily due to the acquisition of ClosetMaid and AMES' acquisitions of Tuscan Path, La Hacienda, Harper and Kelkay, as well as improved volume, favorable mix and price increases at CBP, partially offset by reduced sales at AMES US from unfavorable weather patterns.

Segment adjusted EBITDA was $39.8 million, an increase of 44% compared to the prior year quarter driven by increased revenue as noted above.

On February 13, 2018, AMES acquired Kelkay Limited (“Kelkay”), a United Kingdom manufacturer and distributor of decorative outdoor landscaping products sold to leading garden centers, retailers and grocers in the UK and Ireland, for approximately $56 million (GBP $41 million), subject to certain post-closing adjustments. Kelkay is expected to contribute approximately $40 million in annualized revenue in the first twelve months after the acquisition.

Telephonics
Revenue was $82.3 million, a decrease of 16% from the prior year quarter, primarily due to decreased maritime surveillance radar and various international radar programs.

Segment adjusted EBITDA was $4.0 million compared to $11.8 million in the prior year quarter, driven by the decreased revenue and revised estimates to complete remaining performance obligations on certain airborne intercommunications systems and various international radar programs.

Contract backlog was $358 million at March 31, 2018, compared to $351 million at September 30, 2017, with approximately 67% expected to be fulfilled within the next twelve months. During the quarter, Telephonics was awarded several new contracts and received incremental funding on existing contracts approximating $108 million.

Taxes
In the quarter ended March 31, 2018, the Company recognized a tax provision of $1.2 million on Income before taxes from continuing operations of $3.2 million, compared to $2.2 million on Income before taxes from continuing operations of $4.2 million in the comparable prior year quarter.

The quarters ended March 31, 2018 and 2017 tax rates included net discrete tax provisions that affect comparability of $0.4 million and $0.5 million, respectively. Excluding these tax items and the acquisition costs net of tax, the effective tax rates for the quarters ended March 31, 2018 and 2017 were 32.6% and 42.1%, respectively.

U.S. Tax Reform: On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act reduces the federal corporate tax rate on U.S. earnings to 21% and moves from a global taxation regime to a modified territorial regime. As Griffon has a September 30 fiscal year-end, the lower tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 24.5% for the fiscal year ending September 30, 2018. Subsequent fiscal years will reflect the 21% federal tax rate. However, there are offsets to the lower tax rate, the most significant being the loss of the domestic manufacturing deduction and the deductibility of certain incentive compensation for executives. Griffon will continue to assess the impact of the Tax Act through the balance of fiscal 2018.
Clopay Plastics
On November 16, 2017, Griffon announced it entered into a definitive agreement to sell Clopay Plastic Products Company, Inc. ("PPC") and on February 6, 2018, completed the sale to Berry Global, Inc. (NYSE:BERY) ("Berry") for $475 million in cash, subject to certain post-closing adjustments.

Balance Sheet and Capital Expenditures
At March 31, 2018, the Company had cash and equivalents of $236 million, total debt outstanding of $1,091 million, net of discounts and issuance costs, and $320.2 million available for borrowing under its revolving credit facility, subject to certain loan covenants. Capital expenditures were $10.8 million in the current quarter.

Share Repurchases
In August 2016, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the six months ended March 31, 2017, Griffon purchased 1,438,239 shares of common stock under the August 2016 Board authorized program, for a total of $28.4 million or $19.76 per share. At March 31, 2018, $21.0 million remained under existing Board authorizations.

From August 2011 to March 31, 2018, Griffon repurchased 21,867,537 shares of its common stock for a total of $290.0 million or $13.26 per share.

Conference Call Information
The Company will hold a conference call today, May 3, 2018, at 4:30 PM ET.

The call can be accessed by dialing 1-866-548-4713 (U.S. participants) or 1-323-794-2093 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 6005282.

A replay of the call will be available starting on Thursday, May 3, 2018 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 6005282. The replay will be available through Thursday, May 17, 2018 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Headquartered in New York, N.Y., the Company was founded in 1959 and is incorporated in Delaware. Griffon is listed on the New York Stock Exchange and trades under the symbol GFF.

Griffon currently conducts its operations through two reportable segments:

•	Home & Building Products consists of three companies, AMES, CBP and ClosetMaid:

•	AMES, founded in 1774, is the leading US manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.

•
ClosetMaid, founded in 1965, is a leading North American manufacturer and marketer of closet organization, home storage, and garage storage products and sells to some of the largest home center retail chains, mass merchandisers, and direct-to-builder professional installers.

•
Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable ("Segment adjusted EBITDA", a non-GAAP measure). Griffon believes this information is useful to investors for the same reason.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2018	2017	2018	2017
Home & Building Products:
AMES	$182,928	$162,907	$322,910	$283,631
CBP	138,112	122,628	292,348	266,088
ClosetMaid	75,268	—	152,028	—
Home & Building Products	396,308	285,535	767,286	549,719
Telephonics	82,252	98,272	148,577	186,365
Total consolidated net sales	$478,560	$383,807	$915,863	$736,084

Segment adjusted EBITDA:
Home & Building Products	$39,789	$27,565	$79,246	$59,372
Telephonics	3,997	11,786	8,196	19,894
Segment adjusted EBITDA	43,786	39,351	87,442	79,266
Net interest expense	(16,044)	(12,705)	(32,686)	(25,994)
Segment depreciation and amortization	(13,199)	(12,022)	(26,051)	(23,906)
Unallocated amounts	(10,541)	(10,455)	(20,977)	(20,766)
Acquisition costs	(814)	—	(3,999)	—
Cost of life insurance benefit	—	—	(2,614)	—
Income before taxes from continuing operations	$3,188	$4,169	$1,115	$8,600

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Home & Building Products
Segment operating profit	$28,478	$18,314	$56,229	$40,954
Depreciation and amortization	10,504	9,251	20,637	18,418
Acquisition costs	807	—	2,380	—
Segment adjusted EBITDA	39,789	27,565	79,246	59,372

Telephonics
Segment operating profit	1,302	9,015	2,782	14,406
Depreciation and amortization	2,695	2,771	5,414	5,488
Segment adjusted EBITDA	3,997	11,786	8,196	19,894

All segments:
Income from operations - as reported	17,798	16,936	32,835	34,796
Unallocated amounts	10,541	10,455	20,977	20,766
Other, net	1,434	(62)	966	(202)
Corporate acquisition costs	7	—	1,619	—
Cost of life insurance benefit	—	—	2,614	—
Segment operating profit from continuing operations	29,780	27,329	59,011	55,360
Depreciation and amortization	13,199	12,022	26,051	23,906
Acquisition costs	807	—	2,380	—
Segment adjusted EBITDA from continuing operations	$43,786	$39,351	$87,442	$79,266

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Revenue	$478,560	$383,807	$915,863	$736,084
Cost of goods and services	357,087	284,938	673,546	540,471
Gross profit	121,473	98,869	242,317	195,613

Selling, general and administrative expenses	103,675	81,933	209,482	160,817

Income from operations	17,798	16,936	32,835	34,796

Other income (expense)
Interest expense	(16,806)	(12,720)	(33,645)	(26,015)
Interest income	762	15	959	21
Other, net	1,434	(62)	966	(202)
Total other expense, net	(14,610)	(12,767)	(31,720)	(26,196)

Income before taxes from continuing operations	3,188	4,169	1,115	8,600
Provision (benefit) from income taxes	1,237	2,219	(23,667)	(394)
Income from continuing operations	$1,951	$1,950	$24,782	$8,994

Discontinued operations:
Income from operations of discontinued operations (including a gain on sale of $117,625 in 2018)	$113,376	$6,070	124,842	14,615
Provision for income taxes (including tax on gain on sale of $31,268 in 2018)	25,047	2,975	28,355	6,300
Income from discontinued operations (including a gain on sale, net of tax of $86,357 in 2018)	$88,329	$3,095	96,487	8,315

Net income	$90,280	$5,045	$121,269	$17,309

Income from continuing operations	$0.05	$0.05	$0.59	$0.22
Income from discontinued operations	2.13	0.07	2.31	0.21
Basic earnings per common share	$2.18	$0.12	$2.91	$0.43

Weighted-average shares outstanding	41,477	41,277	41,700	40,307

Income from continuing operations	$0.05	$0.05	$0.58	$0.21
Income from discontinued operations	2.07	0.07	2.24	0.19
Diluted earnings per common share	$2.11	$0.12	$2.82	$0.40

Weighted-average shares outstanding	42,765	43,229	43,062	42,776

Dividends paid per common share	$0.07	$0.06	$0.14	$0.12

Net income	$90,280	$5,045	$121,269	$17,309

Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	19,714	8,409	18,425	(5,070)
Pension and other post retirement plans	247	544	9,806	1,088
Change in cash flow hedges	440	(1,020)	528	603
Total other comprehensive income (loss), net of taxes	20,401	7,933	28,759	(3,379)
Comprehensive income (loss), net	$110,681	$12,978	$150,028	$13,930

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2018	September 30, 2017
CURRENT ASSETS
Cash and equivalents	$236,456	$47,681
Accounts receivable, net of allowances of $6,192 and $5,966	271,966	208,229
Contract costs and recognized income not yet billed, net of progress payments of $4,139 and $4,407	122,156	131,662
Inventories, net	384,467	299,437
Prepaid and other current assets	47,160	40,067
Assets of discontinued operations held for sale	—	370,724
Assets of discontinued operations not held for sale	328	329
Total Current Assets	1,062,533	1,098,129
PROPERTY, PLANT AND EQUIPMENT, net	291,516	232,135
GOODWILL	422,473	319,139
INTANGIBLE ASSETS, net	286,156	205,127
OTHER ASSETS	15,670	16,051
ASSETS OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	2,952	2,960
Total Assets	$2,081,300	$1,873,541

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$12,917	$11,078
Accounts payable	256,014	183,951
Accrued liabilities	113,479	83,258
Liabilities of discontinued operations held for sale	—	84,450
Liabilities of discontinued operations not held for sale	50,927	8,342
Total Current Liabilities	433,337	371,079
LONG-TERM DEBT, net	1,078,462	968,080
OTHER LIABILITIES	90,458	132,537
LIABILITIES OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	5,025	3,037
Total Liabilities	1,607,282	1,474,733
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	474,018	398,808
Total Liabilities and Shareholders’ Equity	$2,081,300	$1,873,541

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$121,269	$17,309
Net (income) from discontinued operations	(96,487)	(8,315)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	26,271	24,135
Stock-based compensation	4,920	4,795
Provision (recovery) for losses on accounts receivable	(201)	4
Amortization of debt discounts and issuance costs	2,754	2,879
Deferred income taxes	(23,136)	(3,859)
Gain on sale of assets and investments	—	(79)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(16,631)	(16,444)
(Increase) decrease in inventories	(48,295)	(9,549)
(Increase) decrease in prepaid and other assets	10,867	(715)
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	(21,021)	(25,222)
Other changes, net	844	834
Net cash provided by (used in) operating activities - continuing operations	(38,846)	(14,227)
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(21,628)	(15,538)
Acquired businesses, net of cash acquired	(246,230)	(6,051)
Proceeds from sale of business	473,977	—
Proceeds from sale of assets	454	102
Net cash provided by (used in) investing activities - continuing operations	206,573	(21,487)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(5,872)	(5,137)
Purchase of shares for treasury	(32,861)	(15,758)
Proceeds from long-term debt	347,898	195,655
Payments of long-term debt	(229,941)	(120,166)
Share premium payment on settled debt	—	(24,997)
Financing costs	(7,451)	(335)
Purchase of ESOP shares	—	(9,213)
Other, net	126	(187)
Net cash provided by (used in) financing activities - continuing operations	71,899	19,862
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(15,080)	22,260
Net cash provided by (used in) investing activities	(10,762)	(26,937)
Net cash provided by (used in) financing activities	(22,541)	(3,586)

Net cash provided by (used in) discontinued operations	(48,383)	(8,263)
Effect of exchange rate changes on cash and equivalents	(2,468)	(1,013)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	188,775	(25,128)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	47,681	72,553
CASH AND EQUIVALENTS AT END OF PERIOD	$236,456	$47,425

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses and discrete and certain other tax items, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and earnings per share from continuing operations to Adjusted earnings per share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2018	2017	2018	2017
Income from continuing operations	$1,951	$1,950	$24,782	$8,994

Adjusting items, net of tax:
Acquisition costs	378	—	2,726	—
Cost of life insurance benefit	—	—	248	—
Discrete and certain other tax provision (benefit)	368	466	(22,650)	(3,955)

Adjusted income from continuing operations	$2,697	$2,416	$5,106	$5,039

Diluted earnings per common share from continuing operations	$0.05	$0.05	$0.58	$0.21

Adjusting items, net of tax:
Acquisition costs	0.01	—	0.06	—
Cost of life insurance benefit	—	—	0.01	—
Discrete and certain other tax provision (benefit)	0.01	0.01	(0.53)	(0.09)

Adjusted earnings per common share from continuing operations	$0.06	$0.06	$0.12	$0.12

Weighted-average shares outstanding (in thousands)	42,765	43,229	43,062	42,776

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.